UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 18, 2008

Protocall Technologies Incorporated
(Exact Name of Registrant as Specified in Charter)

Nevada	0-51111	41-2033500
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

47 Mall Drive
Commack, NY 11725
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (631) 543-3655

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 8, 2008, Bruce Newman resigned as Chief Executive Officer of Protocall Technologies Incorporated (the "Company"). Subsequent to this event, Peter Greenfield resigned as a member of the Board of Directors of the Company effective August 8, 2008.

On August 11, 2008, the Board of Directors appointed Mr. Michael J. Gelmon as a member of the Board of Directors of the Company to fill the vacancy created upon Mr. Greenfield’s resignation and appointed Mr. Gelmon as Chief Executive Officer to fill the vacancy created by the resignation of Mr. Newman.

On August 12, 2008, Mr. Newman resigned as a member of the Board of Directors of the Company effective August 12, 2008.

Michael J. Gelmon serves as Chief Executive Officer and a Director of Banyan Corporation. Previously, Mr. Gelmon was a founding shareholder, Director, as well as Head of Acquisitions and Real Estate for Domino's Pizza of Canada Ltd., the Dominos Pizza Master Franchisor in Canada. Mr. Gelmon was an integral part of the team that was responsible for growing the Domino's chain to 200 stores located in every region of Canada, with system wide sales of approximately CAD $80,000,000  per annum. Mr. Gelmon's past experience includes consulting for Proteus Capital Corp., a Mutual Fund specializing in the Inter-Bank Foreign Exchange markets. Previously, Mr. Gelmon was a founding partner in Gelmon Brothers, a lease consulting and commercial property development Partnership. Mr. Gelmon started his career practicing Real Estate law and is still a member in good standing with The Law Society of Alberta. He received his Bachelor of Laws (LL.B.) with Honours from the University of London (England) in 1988, and a Bachelor of Arts (B.A.) from the University of Calgary (Canada) in 1988.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTOCALL TECHNOLOGIES INCORPORATED

Date: August 18, 2008	By:	/s/ Michael Gelmon
Michael Gelmon
Chief Executive Officer